Exhibit 5.1

October 24, 2005

DURECT Corporation

10240 Bubb Road

Cupertino, California 95014

Registration Statement on Form S-3

Ladies and Gentlemen:

I.

We have examined the Amendment No. 1 to the Registration Statement on Form S-3 to be filed by DURECT Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about October 24, 2005 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of shares of the Company’s common stock, par value $0.0001 per share with an aggregate value of up to $75 million (the “Company Shares”) and 347,256 shares of the Company’s common stock, par value $0.0001 per share (the “Selling Stockholders Shares” and together with the Company Shares, the “Shares”), that may be sold by certain selling stockholders listed in the Registration Statement (the “Selling Stockholders”). The Shares are to be sold from time to time as set forth in the Registration Statement, the prospectus contained therein (the “Prospectus”) and the supplements to the Prospectus (the “Prospectus Supplements”). The Shares may be sold pursuant to a definitive underwriting, purchase or similar agreement (the “Underwriting Agreement”) to be filed under a Current Report on Form 8-K or an amendment to the Registration Statement.

We have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies. We have based our opinion upon our review of the Registration Statement.

II.

We express no opinion as to the applicable choice of law rules that may affect the interpretation or enforcement of the Shares to be sold.

This opinion is limited to the federal laws of the United States of America and the General Corporation Law of the State of Delaware, and we disclaim any opinion as to the laws of any other jurisdiction. We further disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental body or as to any related judicial or administrative opinion.

III.

Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of this opinion, and assuming that (i) the Registration Statement, as finally amended (including all post-effective amendments), has become effective and remains effective during the period when the Shares are offered and sold; (ii) an appropriate Prospectus Supplement with respect to the Shares has been prepared, filed and delivered in compliance with the Securities Act and the applicable rules and regulations thereunder; (iii) if the Shares are to be sold pursuant to an Underwriting Agreement, such Underwriting Agreement with respect to the Shares has been duly authorized, executed and delivered by the Company and the other parties thereto; (iv) the Board, including any appropriate committee appointed thereby, and appropriate officers of the Company have taken all necessary corporate action to approve the issuance of the Company Shares and all matters related thereto; (v) the Shares have been offered, issued and sold in accordance with the terms of the Registration Statement, or any post-effective amendment thereto, and any Prospectus and Prospectus Supplement relating thereto; (vi) there are a sufficient number of authorized but unissued shares of Common Stock reserved for issuance when the Shares are offered and sold; (vii) appropriate certificates evidencing the Shares have been executed and delivered by the Company; (viii) the full consideration stated in the Underwriting Agreement, or as otherwise contemplated by the Registration Statement, or any post-effective amendment thereto, and any Prospectus and Prospectus Supplement relating thereto, has been paid for the Shares; and (ix) all applicable securities laws have been complied with, it is our opinion that, when issued and sold by the Company, the Shares will be validly issued, fully paid and nonassessable.

IV.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm whenever appearing in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not consider that we are “experts,” within the meaning of the term as used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion, as an exhibit or otherwise.

This opinion is rendered to the Company in connection with the filing of the Registration Statement and is solely for the Company’s benefit. This opinion may not be relied upon by any other person, firm, corporation or other entity without our prior written consent. We disclaim any obligation to advise the Company of any change of law that occurs, or any facts of which we become aware, after the date of this opinion.

Very truly yours,

/s/    HELLER EHRMAN LLP